CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Midnight Gaming Corporation of our report dated April 25, 2022 on our audit of the financial statements of Midnight Gaming Corporation as of December 31, 2021 and December 31, 2020, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and December 31, 2020 and the reference to us under the caption “Experts.”

For: S.R. Choursiya & Co.

Chartered Accountants

/s/ Chandan S. Choursiya

Chandan S. Choursiya

Partner

PCAOB Reg# 6137

Date: 9/19/2022